Exhibit 99.3

eHealth, Inc. Announces Changes to Management Structure

eHealth, Inc. (Nasdaq: EHTH), a leading private online health insurance exchange in the United States, today announced changes to the company’s management structure.
David Francis, the company’s Chief Financial Officer and Chief Operations Officer, will take on the new role of Chief Operating Officer of eHealth. This new position within eHealth will be responsible for managing all revenue operations of the company. eHealth intends to commence a search for a new Chief Financial Officer to allow Mr. Francis to focus on growth and operating initiatives across the business. Mr. Francis will continue to serve as Chief Financial Officer until his replacement is named.
Robert Hurley will move from President of eHealth’s Medicare business to take the role of President, Carrier and Business Development, which includes the strategic direction of Corporate Development and expansion of our Value Based Provider networks. Mr. Hurley’s extensive relationships across the health insurance markets will help provide substantial opportunity for eHealth to promote its high value consumer health insurance engagement solutions to a broad audience.
“Our new operating structure will allow the company’s management team to focus on driving key growth and strategic initiatives, while placing key executives in roles that will allow them to have maximum impact on the business,” said Scott Flanders, eHealth’s Chief Executive Officer. “Following a successful transition year to refocus the company on delivering strong growth within a more disciplined cost and operating structure, we look forward to accelerating value creation for the business and for all of our stakeholders.”
About eHealth, Inc.
eHealth, Inc. (NASDAQ: EHTH) operates eHealth.com, a leading private online health insurance exchange where individuals, families and small businesses can compare health insurance products from leading insurers side by side and purchase and enroll in coverage online. eHealth offers thousands of individual, family and small business health plans underwritten by many of the nation's leading health insurance companies. eHealth (through its subsidiaries) is licensed to sell health insurance in all 50 states and the District of Columbia. eHealth also offers educational resources and powerful online and pharmacy-based tools to help Medicare beneficiaries navigate Medicare health insurance options, choose the right plan and enroll in select plans online through PlanPrescriber.com (www.PlanPrescriber.com), eHealthMedicare.com (www.eHealthMedicare.com) and Medicare.com (www.Medicare.com).
Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statement regarding the expected benefits of the new leadership roles and operating structure, eHealth’s outlook and potential business opportunities, and future performance. These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made, including risks associated with changes in our management and key employees and maintenance of relationships with business development partners. Other factors that could cause operating, financial and other results to differ are described in eHealth’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of eHealth’s website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov. eHealth does not undertake any obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.